Exhibit 99.1

OSI Systems Upsizes and Extends Credit Facility

•	Enhances Operational and Financial Flexibility

•	Further Optimizes Favorable Pricing Structure

•	Extends Maturity to July 2030

HAWTHORNE, Calif., July 2, 2025 — OSI Systems, Inc. (NASDAQ: OSIS) (the “Company” or “OSI Systems”) today announced the successful expansion and extension of its senior secured credit facility, increasing the total borrowing capacity from $750 million to $825 million. The facility is comprised of a $725 million revolving credit facility and a $100 million term loan. The amendment increases the flexibility of certain provisions and extends the maturity from December 2026 to July 2030.

Alan Edrick, Executive Vice President and Chief Financial Officer, stated, “We are pleased to have completed this transaction, which enhances our liquidity and financial agility to support our growth strategy. The improved terms include a more favorable pricing structure, fewer and less restrictive covenants, an increased accordion feature, and an extended maturity date. This deal underscores the strength of our business and reflects the ongoing confidence of our long-standing and new lending partners. With these enhancements and our expected strong cash flow generation in fiscal 2026, we are well-positioned to invest in strategic initiatives and drive long-term value.”

Wells Fargo Securities, LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A., and PNC Capital Markets LLC served as Joint Lead Arrangers and Joint Bookrunners.

Wells Fargo Bank, National Association, will serve as the Administrative Agent on the facility.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense, and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems or any of its subsidiary companies, visit OSI Systems. News Filter: OSIS-G

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to OSI Systems’ current expectations, beliefs, and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions, and contingencies, many of which are outside OSI Systems’ control and which may cause actual results to differ materially from those described in or implied by any forward-looking statements. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. OSI Systems assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in OSI Systems’ most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com